EXHIBIT 5.1

December 10, 2014

Global Partners LP

P.O. Box 9161

800 South Street

Waltham, Massachusetts 02454-9161

Ladies and Gentlemen:

We have acted as counsel to Global Partners LP, a Delaware limited partnership (the “Partnership”), with respect to certain legal matters  in connection with (i) the offer and sale (the “Offering”) by the Partnership of 3,565,000 common units representing limited partner interests in the Partnership (the “Firm Units”), and up to 534,750 additional common units (the “Option Units” and, together with the Firm Units, the “Units”), which may be purchased by the Underwriters (as defined herein) pursuant to the option granted to the Underwriters, pursuant to an Underwriting Agreement, dated as of December 5, 2014 (the “Underwriting Agreement”), among the Partnership, Global GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), Global Operating LLC, a Delaware limited liability company and the wholly owned subsidiary of the Partnership, and Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, J.P. Morgan Securities LLC, Deutsche Bank Securities Inc. and Raymond James & Associates, Inc., for themselves and as representatives of the several underwriters named on Schedule 1 thereto (collectively, the “Underwriters”); (ii) the filing of the Partnership’s Registration Statement on Form S-3 (Registration No. 333-188982) (the “Registration Statement”) and the prospectus included therein (the “Base Prospectus”), as filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), on May 31, 2013 and declared effective on June 28, 2013, pursuant to which the offering and sale of the Units are registered; (iii) the filing with the SEC of the Partnership’s preliminary prospectus supplement, dated December 4, 2014, and the Base Prospectus, in the form filed with the SEC on December 4, 2014 pursuant to Rule 424(b)(5) under the Act and accepted by the SEC with a filing date of December 4, 2014 (the “Preliminary Prospectus”); and (iv) the filing with the SEC of the Partnership’s final prospectus supplement, dated December 5, 2014, and the Base Prospectus, in the form filed with the SEC on December 5, 2014 pursuant to Rule 424(b)(2) under the Act and accepted by the SEC with a filing date of December 5, 2014 (the “Prospectus”).

In connection with rendering the opinion hereinafter set forth, we have examined (i) the Underwriting Agreement; (ii) the Registration Statement; (iii) the Preliminary Prospectus; (iv) the Prospectus; (v) the Partnership’s Third Amended and Restated Agreement of Limited Partnership; (vi) the Third Amended and Restated Limited Liability Company Agreement of the General Partner; (vii) resolutions of the Board of Directors of the General Partner relating to the Offering; and (viii) such other documents and records as we have deemed necessary or advisable for purposes of the opinions expressed below.

In connection with rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; and (iv) the Underwriting Agreement has been duly authorized, executed and delivered by the Underwriters and constitutes a legal, valid and binding obligation of the Underwriters, and that the Underwriters have the requisite organizational and legal power and authority to perform their obligations under the Underwriting Agreement.

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh San Francisco Tokyo Washington	666 Fifth Avenue, 26th Floor New York, NY 10103-0040 Tel +1.212.237.0000 Fax +1.212.237.0100 www.velaw.com

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that the Units to be issued and sold by the Partnership to the Underwriters pursuant to the Underwriting Agreement have been duly authorized and, upon payment and delivery in accordance with the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

The opinion expressed is limited in all respects to the laws of the State of New York, the Delaware Revised Uniform Limited Partnership Act (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws), the Delaware Limited Liability Company Act (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws) and the federal laws of the United States of America, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion of counsel as an exhibit to the Current Report on Form 8-K of the Partnership dated on or about the date hereof and to the use of our name in the Preliminary Prospectus and the Prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.

Vinson & Elkins L.L.P.